Exhibit 10.22
LEASE AGREEMENT
          THIS AGREEMENT OF LEASE, hereinafter referred to as “Lease”, made this 5th day of December, 1997, by and between BDM Properties, an Ohio General Partnership, Kenneth A. MacLaren, Managing Partner, with its mailing address at 2915 Secretariat Road, Toledo, Ohio 43615, hereinafter referred to as “Lessor”, and Professional Office Services, Inc., an Ohio Corporation, with its principal office located at 909 Phillips Avenue, Toledo, Ohio 43612, hereinafter referred to as “Lessee” such references also including the heirs, executors, personal representative, successors and assigns of said parties whenever the context so admits.
WITNESSETH:
          The Lessor, for and in consideration of the payment of the rent as hereinafter provided for and the performance of the covenants hereinafter set forth to be kept and performed by Lessee, does hereby lease unto said Lessee a 93,000 square foot building located at 100 N. Byrne Road, Toledo Ohio 43607 (hereinafter referred to as the “Demised Premises”) substantially located as shown upon the attached Site Plan, which is hereby made part hereof (see Exhibit “A”). The premises (the “shopping center”) upon which the Demised Premises is located, as shown on Exhibit “B”, attached hereto and is hereby made a part thereof. This Lease is made for the term hereinafter set forth:
     1. TERM. The original term of this lease of the Demised Premises shall be for a Fifteen (15) year period. The Lessor and Lessee agree that the commencement date of this Lease shall be on March 1, 1998. Lessee shall have possession of the Demised Premises with the issuance of the building permit. Rent for the first month of this lease shall be prorated accordingly, if the commencement date is other than the first of the month. There shall be no lease payments due during the tenant improvement period (prior to March 1, 1998). In the event the Lessor is unable to obtain the proper permits from the required public agencies, the Lessor and Lessee agree the this Lease shall become null and void.
     2. TENANT IMPROVEMENTS. Lessor will substantially complete the tenant improvements to the building at its sole expense on or before March 1, 1998. In the event Lessor shall be delayed or hindered in, or prevented from the performance of any act required under the Lease (other than the payment of rent or other charges payable by Lessee) by reason of strikes, walkouts, labor troubles, inability to procure materials, failure of power, riots, insurrections, material adverse site conditions, failure to act or default of the Lessor, war, material adverse weather, or any other reason, whether similar or dissimilar from the foregoing, beyond the reasonable control of the Lessee, then performance of such act shall be excused for the delay and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay.
     3. USE OF BUILDING. The Demised Premises is to be used solely for light industrial/office use, and, in any event, in accordance with the applicable provisions of all federal, state, and local laws, rules, regulations, and ordinances. The Demised

Premises shall not otherwise be used or occupied except upon and with the written consent of the Lessor, not to be unreasonably withheld or delayed.
          Lessee will use and keep the Demised Premises in a careful, safe and proper manner and will fully comply with and obey all laws, rules, ordinances, regulations and requirements of all regularly constituted authorities that in any way affect the Demised Premises. The Lessee will carefully conduct and guard all fires in the Demised Premises. The Demised Premises shall not be used or occupied for any other purpose or business deemed extra-hazardous due to fire or otherwise.
     4. OTHER BUILDINGS. Exhibit “A” indicates the approximate size, shape and location of buildings erected on the Shopping Center. Lessor reserves the right to alter the size shape, number and location of said buildings (other than the Demised Premises) when and if it deems such changes are necessary. Lessor shall not lease or permit the construction or addition of any improvements in the parking area or other common areas of the Shopping Center that would in any way interfere with the operation of Lessee’s business or affect Lessee’s customers, visibility of Lessee’s signs from any streets or roadway traffic that now exists, and further construction or improvements shall not be allowed that would interfere with the Lessee’s customers’ ingress or egress or that would interfere with the ability of Lessee’s customers’ vendors to park in places convenient to Lessee’s building improvement. Such “no-build” areas include those marked on Exhibit “A” attached hereto and identified in blue.
     5. PARKING AREAS AND OTHER COMMON AREA. Lessor gives and grants to Lessee any and all easements over all portions of the Shopping Center which are now or hereafter designated as improved or as loading delivery areas, said easement to be in common with easements of all other tenants of all buildings located in the Shopping Center, and in common with easements which Lessor may in its discretion grant from time to time to owners and/or occupants or any real estate adjoining the shopping center so long as such easements do not interfere with Lessee’s use enjoyment of the existing easement areas. Said easement areas shall be utilized, as the case may be, for unobstructed pedestrian traffic and use for the access, egress and parking of automobiles and other passenger vehicles of Lessee and said other easement grantees, and the agents and employees of, and persons doing business or trading with Lessee and said other easement grantees.
     6. RENT AND SECURITY DEPOSIT. Lessee will pay Lessor as rent for the Demised Premises the sum as follows:

March 1, 1998 to February 28, 2003:	$38,125.00 per month
March 1, 2003 to February 28, 2008:	$41,937.50 per month
March 1, 2008 to February 28, 2013:	$46,131.25 per month
Rent shall be due in the office of the Lessor on the first day of each month in advance. In the event (a) any installment of rent is not paid within ten (10) days of the due date, or (b) any check from Lessee is dishonored, Lessee agrees to pay interest on the unpaid rent at the rate of 1.5% per month. The grace period provided in this Section is strictly related to the damages for a late payment and in no way modifies or stays Lessee’s obligation to pay rent in a timely fashion as otherwise provided herein.

to the damages for a late payment and in no way modifies or stays Lessee’s obligation to pay rent in a timely fashion as otherwise provided herein.
     7. MAINTENANCE AND LIGHTING OF PARKING AREA. Lessee shall maintain and keep in good repair, at Lessee’s expense, their parcel as shown on Exhibit A. Lessee shall keep said area clear of all debris, snow, ice, etc.; maintain all landscaping; and maintain sufficient lighting for parking area. In the event that parking lot sweeping, snow plowing, or salting is covered by a master contract, Lessee shall pay Lessor their pro-rata share of said invoices.
     8. REAL ESTATE TAXES. For the purpose of this article, the term “General Real Estate Tax” shall mean the usual and customary taxes regularly and periodically assessed against real property, and shall also include any special or extraordinary assessment which may be levied or charged against the leased premises. In the case of a lump sum assessment which may be paid in annual or other periodic installments over a period of years, the smallest installments which Lessor may have the option to pay during any tax year shall be deemed to be the amount payable for such year.
          Lessee shall be responsible for all real estate taxes, land and building, for Lessee’s demised premises. Any payment required to be made by Lessee pursuant to this article shall be made twenty (20) days after the date of receipt of the tax bill from Lessor. Such payment shall be due in respect of the tax year during which the term of this lease, or any extensions thereof, commences, expires or terminates, such payment shall be adjusted and prorated on the basis of the number of months in such tax year during which Lessee actually occupies the leased premises. Nothing herein or in this Lease otherwise contained shall require or be construed to require Lessee to pay any inheritance, estate, gift, franchise or income taxes that are or may be imposed upon Lessor, its’ successors or assigns, for any real property taxes which are caused by a re-assessment of the property due to a sale or transfer.
LESSEE’S COVENANTS
          As a further consideration of the leasing of the Demised Premises as aforesaid, and for this Lease, the Lessee covenants and agrees as follows:
     9. PAY RENT. The Lessee will pay to the Lessor the rent for the Demised Premises together with all other charges provided for in this Lease, in lawful money of the United States of America, without demand and without any deduction whatsoever, at the Lessor’s address set forth above, or at such other place and to such other person, persons, or corporation as Lessor may from time to time direct in writing, and payment pursuant to such instruction shall constitute payment hereunder. If paid by check, same must be good on presentation to the bank upon which it is drawn.
     10. USE. The Lessee shall not use, occupy, or suffer, or permit the Demised Premises, or any part thereof, to be used in any manner or occupied for any purpose contrary to law or the rules and regulations of any public authority, or in any manner deemed extra-hazardous on account of fire or otherwise, or so as to increase the cost of fire and other hazard insurance over and above the normal cost of such insurance for the type and location of the Demised Premises.
     11. UTILITIES. The Lessee agrees to be responsible and pay for all charges and bills for water, sewer, gas and electric current which the applicable utility company may assess or charge Lessee for its use or consumption during said term.
     12. PERSONAL PROPERTY. The Lessee further agrees that all personal property of every kind or description that may at any time be in or on the shopping center shall be at the Lessee’s sole risk, or at the risk of those claiming under the Lessee, and that the Lessor shall not be liable for any damage to said property or loss suffered by the business or occupation of the Lessee caused in any manner whatsoever, and irrespective of whether such damage or loss shall have been caused by any act or omission or negligence on the part of Lessor, its agents, employees and invitees or of other tenants of buildings located on or in the shopping center, their agents, employees, customers and other invitees.
     13. LESSEE’S REPAIRS. The Lessee agrees to and does hereby assume and agree to pay for all cost for and to assume all responsibility for maintaining, repairing, keeping up and, replacing in whole or in part, the Demised Premises, it being further understood that Lessee will also keep Demised Premises in such repair and condition as may be required by the Board of Health, or the City, State, or other Federal authorities, free of all cost to the Lessor.
     14. WASTE. The Lessee covenants that Lessee will use, maintain and occupy the Demised Premises in a careful, safe, lawful manner and will not commit waste thereon. The Lessee agrees that any dumpsters shall be kept on the north or east side of the Demised Premises.
     15. ALTERATIONS. Lessee shall make any alterations, additions, or improvements to the Demised Premises at its own cost and expense, without reimbursement or consent by Lessor, by making such alterations, changes, and further improvements to the Premises from time to time considered necessary or desirable to Lessee’s business on the Premises, or the sales therein. All proposed alterations, additions or improvements to the Premises shall be made only in conformity and compliance with all applicable building laws, ordinances and regulations. No alteration or change to the Premises shall be made which would substantially lessen the value of the assets located on the Premises. All alterations, improvements, changes or additions to the Premises shall become a part of the Premises.
          The Lessee further covenants not to alter or permit alterations or additions of or upon any part of the Demised Premises except by and with the prior written consent of the Lessor, consent not to be unreasonably withheld or delayed. Lessor shall notify Lessee of its objections within twenty (20) days of Lessee’s request to make alterations. If no objections are made within such 20-day period, the alterations shall be deemed approved by Lessor.

     16. DAMAGES. The Lessee covenants at all times to save the Lessor harmless from and to indemnify and defend Lessor against all loss, cost, injury, damages, death, liability, suits, claims, judgments and liens of every kind and nature that may occur or be claimed by, to or with respect to the Demised Premises. Said Lessee shall carry sufficient insurance which will cover the possibility of any person or persons using said Demised Premises from any injury whatsoever. In the event Lessor shall suffer any damages as a result of Lessee’s breach of this Lease, it shall be incumbent upon Lessor in all instances to exercise a diligent effort to mitigate its’ damages.
     17. SUBLEASE OR ASSIGNMENT. The Lessee covenants not sublease the Demised Premises or any part thereof, nor to assign this lease, without prior written consent of the Lessor, consent not to be unreasonably withheld or delayed. An assignment for the benefit of creditors of the Lessee or by the operation of law shall not be effective to transfer or assign Lessee’s interest herein without and unless the Lessor shall have first consented thereto in writing. The within prohibition against transfer or assignment without the Lessor’s prior written consent excludes any subletting or assignment which occurs as a result of any merger, consolidation, combination or corporate reorganization, or an assignment to a subsidiary of Lessee. Any assignment, subletting or other transfer, even with the consent of Lessor, shall not relieve Lessee from primary responsibility for payment of rent or from the primary obligation to keep or be bound by the terms, conditions and covenants of this Lease.
     18. INSURANCE. Lessee agrees to carry and to maintain at its own expense public liability insurance in the amount of not less than $1,000,000.00 and personal property damage in the amount of not less than $250,000.00 covering Lessee’s use and occupancy of the Demised Premises and its operations and therefrom in form from time to time satisfactory to Lessor and naming Lessor therein and all of Lessor’s mortgagees (as requested by Lessor from time to time) as an additional insured; said insurance to be written by a reputable company.
          Lessee further agrees to carry and maintain fire and extended coverage insurance on the Demised Premises and improvements on the Premises against loss or damage by fire, windstorm, and all other extended coverage risks ordinarily insured by standard policies of insurance for the full undepreciated replacement cost thereof.
          All policies of insurance required by this lease shall delivered to Lessor, shall be in the form and substance satisfactory to the Lessor and shall contain endorsements requiring said insurance companies to give Lessor not less than thirty (30) days prior written notice of any policy change or cancellation.
MUTUAL COVENANTS
          The parties hereto mutually covenant and agree as follows:
     19. SURRENDER. The Lessee covenants and agrees to deliver up and surrender to the Lessor the physical possession of the Demised Premises upon the expiration of this Lease or its termination as herein provided in as good condition and repair as the same shall be at the commencement hereof, and no tenancy of any duration shall be created by holding over beyond the end of the term.
     20. MAINTENANCE, REPAIR AND REPLACEMENT BY LESSEE. Lessee shall keep and maintain the building to be constructed on the Demised Premises in good tenantable condition during the term of this Lease, normal wear and tear excepted.
     21. SIGNS. The Lessee may, at Lessee’s own risk and expense, lawfully erect signs concerning its business upon the Demised Premises. No signs shall be erected or altered on the exterior thereof without Lessor’s prior written approval, not to be unreasonably withheld or delayed, as to design and location, and unless said signs comply with the sign criteria of the Toledo City Sign Department. Lessee shall maintain all signs in a good state of repair, shall save Lessor harmless from any loss, cost or damage caused by the erection, existence, maintenance, or removal thereof and shall repair any damage resulting therefrom. At the end this term, or any extension or renewal thereof, Lessee shall remove said signs and repair any damage caused thereby.
     22. TRADE FIXTURES. At or before the time of surrender the Demised Premises to Lessor, Lessee may remove the trade fixtures from the building, provided all rents stipulated to be paid in full and all damage to the Demised Premises is properly repaired.
     23. QUIET ENJOYMENT. The Lessor covenants that Lessor is lawfully seized of and in possession of the Demised Premises and agrees that if the Lessee shall promptly pay the rent and performs all the covenants and agreements herein stipulated to be performed on the Lessee’s part, the Lessee shall have the peaceable and quiet enjoyment and possession of the Demised Premises during the term of this Lease and any extensions hereof without any manner of hindrance, subject to the condition herein set forth.
     24. WAIVER OF SUBROGATION. It is understood and agreed that loss by fire or other damage covered by insurance to the Demised Premises or any part thereof or to any property of the Lessee located therein or the business of the Lessee conducted therein shall mean such loss however caused, and the Lessor and Lessee each agree to waive all rights of recovery, and causes of action against the other, their lessees, assignees, and sub-tenants for any damages suffered by either caused by any of the perils covered by fire and extended coverage insurance policies, provided, however, that in the event it becomes impractical for either party to obtain insurance coverage at standard rates because of the above provision of waiver, then this provision shall be void.
     25. EMINENT DOMAIN. In the event that the Demised Premises or any part thereof is taken in condemnation proceedings or by right of eminent domain, then Lessee may cancel this Lease by written notice within thirty (30) days following such taking. In the event of a taking of any ingress, egress or drainage within the easement area identified in paragraph 5 hereof, Lessee shall have the option to either (a) cancel this Lease, or (b) reduce the rent proportionately. If Lessee does not elect to cancel, then this Lease shall continue in full force and effect. In the event of any taking by right of eminent domain or in any appropriation proceeding involving the Demised Premises or any part thereof, Lessor shall be entitled to keep any award pertaining to the land and Lessee shall be entitled to keep any award pertaining to their improvement (building or sign), Lessee waiving and hereby indemnifying Lessor against any claim by, through or on behalf of Lessee for damages resulting from such taking.
     26. LACHES. No waiver of any covenants or conditions or the breach of any covenant or condition of this Lease shall be taken to constitute a waiver of any subsequent breach of such covenant or condition nor justify or authorize the non-observance on any other occasion of the same or any other covenant or condition hereof, nor shall the acceptance of rent by the Lessor at any time when the Lessee is in default under covenant or condition hereof, nor shall the acceptance of rent by the Lessor at any time when the Lessee is in default under any covenant or condition hereof be construed as a waiver of such default, nor shall any waiver or indulgence granted by the Lessor to the Lessee be taken as an estoppel against the Lessor, it being expressly understood that if at any time the Lessee shall be in default in any of the covenants or conditions hereunder, an acceptance by the Lessor: of rental during the continuance of such default or of the failure on the part of the Lessor promptly to avail itself of such other rights or remedies as the Lessor may have, shall not be construed as waiver of such default; but the Lessor may at any time thereafter, if such default continues, take any action it deems necessary on account of such default, in the manner provided herein. Every demand for rent due wherever and whenever made, shall have the same effect as if made at the time it falls due and at the place of payment; and after the service of any notice of commencement of any suit or final judgment therein, Lessor may receive and collect any rent due, and such collection or receipt shall not operate as a waiver of nor affect such notice, suit or judgment.
     27. DEFAULT. It is further agreed that if any rent payment or any part thereof, or any other payment of money due hereunder from Lessee, shall at any time be in arrears and unpaid for a period of fifteen (15) days after written notice given, and if said Lessee shall fail to keep and perform any of the covenants, or conditions of this Lease on its part to be kept or performed, or if said Lessee shall abandon or vacate the Demised Premises for more than thirty (30) days during the term hereof or shall make an assignment for the benefit of creditors or if the interest of the Lessee in the Demised Premises shall be sold under execution or other legal process, or if the Lessee shall be adjudged a bankrupt or if a receiver or trustee shall be appointed for the Lessee by any court, the Lessor may at Lessor’s election at any time thereafter while such condition exists, and if such default is in the payment of Lease rent and same is not paid within said fifteen (15) day period, or if such default is in some other condition herein named, and same is not remedied within a thirty (30) day period after written notice, then the Lessor may lawfully re-enter the Demised Premises or any part thereof and repossess the same as of the former estate of the Lessor and expel the Lessee and those claiming under and through it and remove all persons and effects therefrom (forcibly if necessary), without being deemed guilty of any manner of trespass and without prejudice to any remedy which might otherwise be used for arrears of rent or other breach of covenant, and upon entry as aforesaid, the rights of the Lessee under this Lease shall terminate and the Lessee covenants that in case of such termination, Lessee will indemnify the Lessor against all loss of rent.
     28. RECORDING. Lessor and Lessee agree that this Lease shall not be recorded, but that a Memorandum of Lease thereof containing the information set forth in the first section of Chapter 5301.251 of the Revised Code may be recorded.
     29. RULES OF CONSTRUCTION. Where necessary herein the terms “Lessor” and “Lessee” shall apply to the plural, or to the agents or employees of Lessor or Lessee and the term “successors” shall include heirs.
     30. NOTICES. All notices required hereunder shall be in writing and shall be mailed by certified or registered mail addressed to the Lessor at its mailing address, 2915 Secretariat Road, Toledo, Ohio 43615, or the Lessee at its address 909 Phillips Avenue, Toledo, Ohio 43612, and such posting and the date thereof shall be sufficient proof hereunder. Any party desiring notice to be changed to an address different from that given above shall give notice of such desire to the other party in accordance herewith.
     This Lease shall inure to the benefit not only of the Lessor and of the Lessee, but of the respective heirs, personal representative, successors and assigns of said Lessor and Lessee, limited, however, by the provisions herein expressed to the contrary.
     31. OPTION TO RENEW. Lessor grants to Lessee the right and privilege to renew this Lease for Two (2) Five-Year option terms, commencing at the end of the original term, if, and only if, the Lessee is not in default of any of the terms and conditions of this Lease, as of the time such option is exercised, and as of the end of the original term; provided that Lessee shall exercise such option by notice in writing which shall be mailed by certified or registered mail address to the Lessor at its address shown in Paragraph 30 hereof, and received by Lessor not less than six (6) months prior to expiration of the original term hereof. The renewal option, if exercised, shall be upon the same terms and conditions contained in this Lease, except that the rental for each renewal term shall be increased by an amount equal to the percentage increase in the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers (all cites) Published by the U. S. Bureau of Labor Statistics (the “CPI”) for the last month of the previous Lease Period over the CPI of the first month of the previous Lease Period. Said CPI increases shall not exceed three percent (3%) per year.
     32. LEASEHOLD MORTGAGE.
          32.1 Lessee shall have the right to mortgage its interest in this lease to a bank, insurance company or other bona fide institutional lender reasonable satisfactory to Lessor, provided that any such leasehold mortgage shall be subject and subordinate to the rights of the Lessor hereunder and provided that all the terms and conditions of the mortgage loan are reasonably satisfactory to Lessor.
          32.2 If Lessee shall mortgage its interest in this lease in accordance with this Section 32, and if Lessee or the leasehold mortgagee shall have notified Lessor in the manner hereinafter provided for the giving of notice by Lessee to Lessor of the address to which any notices to the leasehold mortgagee are to be mailed, then Lessor shall not be empowered to terminate this lease by reason of the occurrence of any default, unless and until Lessor shall have given the leasehold mortgagee a copy of its notice to Tenant of such default and leasehold mortgagee has received an opportunity to cure such default as provided in Section 32.3 below.
          32.3 The leasehold mortgagee shall have the right to remedy any default under this lease or to cause the same to be remedied and Lessor shall accept such performance by or at the instance of such leasehold mortgagee as if the same had been made by Lessee. There shall be added to any grace period allowed by the term of this lease to Lessee for curing any default, an additional ten (10) days (or if a non-monetary default cannot be reasonably cured within said ten-day period, and the leasehold mortgagee thereafter diligently pursues to cure such default, such additional period as is required), for such leasehold mortgagee to cure the same beyond the time allowed to Lessee.
          Only the leasehold mortgagee may become the legal owner and holder of Lessee’s leasehold estate under this lease by foreclosure its leasehold mortgage or as a result of the assignment of Lessee’s leasehold interest in lieu of foreclosure. In such event, the leasehold mortgagee shall be deemed to have assumed all of Lessee’s past and future liabilities and obligations under this lease. Any future assignment of this lease by the leasehold mortgagee shall be subject to all of the assignment provisions of this lease.
          32.5 In the event of termination of this lease or of any succeeding lease made pursuant to the provisions of this lease prior to its expiration date, Lessor will enter into a new lease of the premises with the leasehold mortgagee, for the remainder of the term, effective as of the date of such termination, at the rent, additional rent and upon the covenants, agreements, provisions and terms hereof, including the options to renew, provided that the leasehold mortgagee makes written request to Lessor for such new lease within thirty (30) days from the date of such termination and such written request is accompanied by payment of all amounts then due to Lessor and by curing of any other defaults which are susceptible of being cured by the payment of money.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement, in duplicate, on the day and year first above written.

WITNESS:	LESSOR:

/s/	BDM PROPERTIES, an Ohio General Partnership:

/s/	By:	/s/ Kenneth A. MacLaren

Kenneth A. MacLaren
Managing Partner

LESSEE:

/s/	PROFESSIONAL OFFICE SERVICES, INC., an Ohio Corporation:

/s/	By:	/s/ Richard B. McIntyre

Richard B. McIntyre
President
ACKNOWLEDGEMENT OF LANDLORD

State of Ohio	)
ss:
County of Lucas	)
     BEFORE ME, a Notary Public in and for said county and state personally appeared the above named BDM Properties, an Ohio General Partnership, by Kenneth A. MacLaren, Managing Partner, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed.
     WITNESS my hand and official seal at Toledo, Ohio this 5th day of December, 1997.

/s/ Lillian J. Day
Notary Public

My commission expires

EXHIBIT

EXHIBIT “A”

AN ALTA/ACSM LAND TITLE SURVEY OF A PARCEL OF LAND BEING PART OF THE WEST 1/2 OF THE SOUTHWEST 1/4 OF SECTION 5, TOWN 3 IN THE UNITED STATES RESERVE OF 12 MILES SQUARE AT THE FOOT OF THE RAPIDS OF THE MIAMI OF LAKE ERIE IN THE CITY OF TOLEDO, LUCAS COUNTY, OHIO

N
PARCEL AREA
8.875 Acres
℄ Byrne Road
℄ HILL AVENUE

ACKNOWLEDGEMENT OF CORPORATE TENANT

State of Ohio	)
ss:
County of Lucas	)
     BEFORE ME, a Notary Public in and for said county and state personally appeared the above named Professional Office Services, Inc., by Richard B. McIntyre, its President, who acknowledged that the seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by the authority of its Board of Directors and further acknowledges before me said instrument to be the free act and deed of said corporation.
     WITNESS my hand and official seal at Toledo, Ohio this 5th day of December, 1997.

Notary Public

My commission expires